Exhibit 99.1

SenesTech and Neogen Mutually Agree to Terminate Neogen Technology License

SenesTech Free to Manufacture and Sell its Ground-breaking Rodent Control Product in North America

---

FLAGSTAFF, Ariz., January 23, 2017 – SenesTech, Inc. (NASDAQ: SNES), today announced that Neogen, its North American licensee, and the Company have agreed to terminate all license and marketing agreements, giving SenesTech the control of all intellectual property related to the commercialization rights of its ContraPest rodent control product.

"We are elated by this agreement and energized that we will control our destiny for the ContraPest rodent control product in North America," expressed Dr. Loretta Mayer, SenesTech's Chair, CEO and co-founder. "We have had the highest regard for Neogen. The status of our mutual agreement has been an ongoing discussion and following very recent meetings and information exchanges necessitated the mutual termination.   We fully understand, Neogen makes its decisions based on what is right for their product interests, their shareholders and their customer base; just as we must do for our shareholders and ContraPest's significant potential as a non-lethal alternative for rodent control."

"We expect the impact on the pace of our commercialization of ContraPest will be negligible in the short term," Dr. Mayer continued. "We believe the long term impact on our growth is extremely positive. The Company currently has the internal manufacturing capacity in place to handle demand through the end of the year.  We are assessing the needs for all future commercialization including strategic partner alignments. Given how far we have progressed as a company and how ContraPest has progressed as a product, the terms of any future agreements are expected to be more economically favorable to SenesTech than the current Neogen contract."

Under the terms of the original agreement Neogen made certain payments to SenesTech. SenesTech has agreed to reimburse these payments and to buy out Neogen for a total of $1 million. Neogen has agreed to terminate all existing contracts with SenesTech. Both Neogen and SenesTech further agree to drop any and all legal complaints, claims or threat of litigation for failure to perform under the previous contractual relationship. The agreement has been confirmed through an exchange of letters, and will be restated in a written settlement agreement.

Conference Call

SenesTech has scheduled a conference call for today, Monday, January 23, 2017, at 4:30 pm ET (2:30 pm AZ time). Interested parties can access the conference call by dialing (800) 860-2442 or (412) 858-4600 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website senestech.investorroom.com. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10100388. A webcast replay will be available in the Investor Relations section of the Company's website at senestech.investorroom.com for 30 days.

About SenesTech

SenesTech has developed an innovative technology for managing animal pest populations through fertility control as opposed to a lethal approach.

The Company's first fertility control product, ContraPest®, will be marketed for use initially in controlling rat infestations. ContraPest's novel technology and approach targets the reproductive capabilities of both sexes, inducing egg loss in female rodents and impairing sperm development in males. Using proprietary bait stations, ContraPest is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rodent communities. ContraPest is designed, formulated and dispensed to be safe for handlers and non-target species such as wildlife, livestock and pets, in a biodegradable product. In contrast, the historical approach to managing rodent pest populations, rodenticides, carries a high risk of environmental contamination and the poisoning of non-target animals, pets and children.

We believe our non-lethal approach, targeting reproduction, is more humane, less harmful to the environment, and more effective in providing a sustainable solution to pest infestations than traditional lethal pest management methods. There is currently no other non-lethal fertility control product approved by the Food and Drug Administration (FDA), or the Environmental Protection Agency (EPA), for the management of rodent populations.  We believe ContraPest® will establish a new paradigm in rodent control, resulting in improved performance in rodent control over rodenticides, without the negative environmental effects of rodenticides.  For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investor: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc, 928-779-4143